UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 9, 2015

(Exact name of registrant as specified in charter)

Wyoming	000-08447	83-0219465
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 East Campus View Blvd., Ste. 200, Columbus, Ohio	43235
Address of Principal Executive Offices	(Zip Code)

Registrant's telephone number, including area code:   (305) 704-3294

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On September 9, 2015, Omega Commercial Finance Corporation (the “Company”), (OTCPINK: OCFN) announced the appointment of Eran Danino as President.  The appointment is effective September 9, 2015.

Mr. Danino has worked within the capacity of CEO and President of Omega Capital Street the wholly owned operating subsidiary of the Company.  As a result of this experience Mr. Danino has a vast familiarity with the Company, its business model, and associated goals and initiatives. The Board of Directors of the Company will compensate Mr. Danino as President with 100,000 shares of restricted common stock on a quarterly basis in addition to an annual bonus of 500,000 shares of free trading S8 stock, which will be granted under the Company’s incentive plan. Finally, Mr. Danino will maintain his cash compensation package currently in place.

His previous and ongoing involvement served as a precursor to this natural transition as President for the Company. Mr. Danino’s directive is to oversee the operations of Omega Capital Street and its alliances, as well as coordinate strategic growth initiatives with CEO; Mr. Todd Buxton and shall report to Mr. Jon S. Cummings IV, the Company’s Chairman of the Board. Mr. Cummings will continue to prudently serve the Company with stringent oversight administering all financial, legal, and compliance tasks.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  September 15, 2015

OMEGA COMMERCIAL FINANCE CORPORATION:

By: /s/ Todd C. Buxton

Name: Todd C. Buxton

Title:  Chief Executive Officer